FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust

Announces Common Stock Dividends for April 2014 and May 2014

New York, New York, April 9, 2014 — American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare”) (NASDAQ: “HCT”) announced today that, pursuant to the prior authorization of its board of directors, ARC Healthcare intends to continue payment of monthly distributions at an annualized rate of $0.68 per share. Following its listing on the NASDAQ Global Select Market (“Nasdaq”) on April 7, 2014, distributions will be paid to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month.

Accordingly, for the limited period following its listing on Nasdaq, ARC Healthcare will pay a distribution of $0.001863014 per share on April 15, 2014, to stockholders of record at the close of business on April 8, 2014. Additionally, in respect of the April distribution, on May 15, 2014, ARC Healthcare will pay a distribution of $0.056666667 per share to stockholders of record at the close of business on May 8, 2014.

About ARC Healthcare

ARC Healthcare is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning a balanced and diversified portfolio of medical office buildings, seniors housing and select hospital and post-acute care properties. Additional information about ARC Healthcare can be found on its website at www.acrhealthcaretrust.com. ARC Healthcare may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of ARC Healthcare’s Annual Report on Form 10-K filed on February 26, 2014. Further, forward-looking statements speak only as of the date they are made, and ARC Healthcare undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts
Anthony J. DeFazio	Edward F. Lange, Jr., CFO and COO
DDCworks	American Realty Capital Healthcare Trust, Inc.
tdefazio@ddcworks.com	elange@arlcap.com
Ph: (484) 342-3600	Ph: (212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
Ph: (917) 475-2135